Exhibit (d)(xi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                          INVESTMENT ADVISORY CONTRACT

                                LETTER AGREEMENT

                     Manufacturers and Traders Trust Company

                                  One M&T Plaza

                                   Buffalo, NY

                                October 24, 2000


Vision Group of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010

Dear Sirs:

      UNDER THE INVESTMENT ADVISORY CONTRACT BETWEEN MANUFACTURERS AND TRADER TRUST COMPANY (THE "ADVISER") AND VISION GROUP OF FUNDS (THE "TRUST"), TO BE DATED NOVEMBER 1, 2000, THE ADVISER AGREES TO CONTRACTUALLY WAIVE ITS INVESTMENT ADVISORY FEE (BASED ON AVERAGE DAILY NET ASSETS) TO WHICH IT IS OTHERWISE ENTITLED FOR THE FUNDS LISTED BELOW, FOR A ONE YEAR PERIOD STARTING FROM THE COMMENCEMENT OF EACH FUND'S OPERATIONS, WHICH IS ANTICIPATED TO OCCUR ON OR ABOUT DECEMBER 18, 2000. SHOWN BELOW IS THE MAXIMUM ADVISORY FEE, BEFORE AND AFTER THE WAIVER, FOR THE REFERENCED PERIOD.

                                                     BEFORE    AFTER

                                                     WAIVER    WAIVER

Vision International Equity Fund                     1.00%     0.90%
Vision Pennsylvania Municipal Income Fund            0.70%     0.64%
Vision Intermediate Term Bond Fund                   0.70%     0.47%
Vision U.S. Treasury Money Market Fund               0.50%     0.41%
Vision Institutional Limited Duration
      U.S. Government Fund                           0.60%     0.40%
Vision Institutional Prime Money Market Fund         0.50%     0.20%
Vision Managed Allocation Fund - Conservative Growth 0.25%     0.00%
Vision Managed Allocation Fund - Aggressive Growth   0.25%     0.00%
Vision Managed Allocation Fund - Moderate Growth     0.25%     0.00%

      In addition, the Adviser agrees to contractually reimburse certain operating expenses of the Class A Shares of the above three Vision Managed Allocation Funds so that the annual fund operating expenses do not exceed 1.00% of each Fund's average daily net assets for a one year period, starting from the commencement of these Funds' operations, which is anticipated to occur on or about December 18, 2000.

      If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.

                                Very truly yours,

MANUFACTURERS AND TRADER TRUST COMPANY

                                    By:  /S/ KENNETH G. THOMPSON
                                       --------------------------------
                                    Name:  Kenneth G. Thompson
                                    Title:   Vice President

ACCEPTED:

VISION GROUP OF FUNDS


By:  /S/ VICTOR R. SICLARI
   ---------------------------
Name:  Victor R. Siclari
Title:  Assistant Secretary